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                                                                    Exhibit 23.5

                   Consent of Robert A. Stanger & Co., Inc.

     We hereby consent to the references to our firm under "The Merger -- Fairness Opinion from Stanger" in the Information Statement and Prospectus which is a part of this Registration Statement and to the other references to our firm therein.


                                  /s/ ROBERT A. STANGER & CO., INC.

June 30, 1999
Shrewsbury, New Jersey